EXHIBIT 21.1

LIST OF SUBSIDIARIES
AS OF DECEMBER 31, 2005

NO.	NAME	JURISDICTION OF INCORPORATION
1	Beacon Power Securities Corporation	Massachusetts, USA
2	Beacon Acquisition Co.	Nova Scotia, Canada